August 11, 1994



Mr. Howard F. Bascom, Jr.
The Bank of New York
One Wall Street
New York, NY  10286

RE: CREDIT AGREEMENT BETWEEN THE INTERPUBLIC GROUP OF COMPANIES, INC. AND THE BANK OF NEW YORK

Dear Howard:

We are writing to you in connection with the Credit Agreement between The Interpublic Group of Companies, Inc. and the Bank of New York dated September 30, 1992 and effective as of December 30, 1992. Section 2.13 of the Credit Agreement provides that the Borrower may request extension of the Commitment under the Agreement for an additional period of one year from the then current Termination Date.

We hereby request you to extend the Termination Date to September
30, 1996. If you are agreeable to our request, please so indicate by signing and returning the duplicate copy of this letter which we have enclosed herewith.

Thanks.

                                            Sincerely,


                                            ALAN M. FORSTER
                                            ALAN M. FORSTER


ACCEPTED & AGREED:
THE BANK OF NEW YORK


By:  HOWARD F. BASCOM, JR.
     HOWARD F. BASCOM, JR.
Date:  9/20/94


cc:  Mr. Kenneth E. Dutcher
     Ms. Barbara S. Gmora
     Ms. Marti M. Spears

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